Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 1993 Stock Option Plan, the 2003 Stock Option Plan and the 2005 Stock Incentive Plan of Unica Corporation of our report dated November 18, 2004 (except for the second paragraph of Note 2, as to which the date is March 17, 2005), with respect to the consolidated financial statements of Unica Corporation, included in the Registration Statement (Form S-1 No. 333-120615) and related Prospectus of Unica Corporation for the registration of 5,520,000 shares of its common stock, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 29, 2005